Exhibit 10.6

GRANT AGREEMENT FOR

RESTRICTED STOCK UNITS UNDER THE

MATTEL, INC. AMENDED AND RESTATED

2010 EQUITY AND LONG-TERM COMPENSATION PLAN

This is a Grant Agreement (this “Grant Agreement”) between Mattel, Inc. (“Mattel”) and the individual (the “Holder”) named in the Notice of Grant – Restricted Stock Units (the “Notice”). The Notice accompanying this Grant Agreement is deemed a part of this Grant Agreement.

Recitals

Mattel has adopted the Amended and Restated 2010 Equity and Long-Term Compensation Plan, as may be amended from time to time (the “Plan”), for the granting to selected employees of awards based upon shares of Common Stock of Mattel. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan.

Restricted Stock Units

1.    Grant. Effective as of the grant date specified in the Notice (the “Grant Date”), Mattel grants to the Holder the number of restricted stock units based on shares of Common Stock set forth in the Notice (the “Units”), subject to adjustment, forfeiture and the other terms and conditions set forth in the Notice and this Grant Agreement.

2.    Normal Vesting. Except as otherwise provided in Section 3, the Units shall vest in the time and manner set forth in the Notice.

3.    Consequences of the Holder’s Severance. The consequences of the Holder’s Severance shall be as follows, subject to Section 4 below:

(a) in the case of the Holder’s Severance for Cause, the Units that have not yet vested shall be forfeited as of the date of the Severance;

(b) in the case of the Holder’s Severance that occurs at least six (6) months after the Grant Date as a result of Involuntary Retirement, death or Disability, the Units that have not yet vested shall vest as of the date of the Severance;

(c) in the case of the Holder’s Severance by the Company without Cause within the 24-month period following a Change in Control, the Units that have not yet vested shall vest as of the date of the Severance; and

(d) in the case of the Holder’s Severance in all other circumstances, the Units that have not yet vested shall be forfeited as of the date of the Severance.

4.    Termination, Rescission and Recapture. The Holder specifically acknowledges that the Units and any Common Stock or cash delivered in settlement thereof are subject to the provisions of Section 19 of the Plan, entitled “Termination, Rescission and Recapture,” which can cause the forfeiture of the Units and/or the recapture of any Common Stock and/or cash delivered in settlement thereof and/or the proceeds of the sale of any such Common Stock. Except as provided in the next sentence, as a condition of the vesting and settlement of the Units, the Holder will be required to certify that he or she is in compliance with the terms and conditions of the Plan (including the conditions set forth in Section 19 of the Plan) and, if a Severance has occurred, to state the name and address of his or her then-current employer or any entity for which the Holder performs business services and his or her title, and shall identify any organization or business in which the Holder owns a greater-than-five-percent equity interest. Section 19 of the Plan is inapplicable, and accordingly such certification shall not be required, after a Severance of the Holder that occurs within the 24-month period after a Change in Control.

5.    Consequences of Vesting. Upon the vesting of a Unit, Mattel shall settle each Unit by delivering to the Holder on or within five (5) business days following the vesting date of such Unit one share of Common Stock or a cash payment equal to the Fair Market Value of a share of Common Stock as of the date of such vesting (the “Settlement Date”) for each Unit that so vested, as Mattel may in its sole discretion determine (and Mattel may settle some Units in Common Stock and some in cash), subject to Section 7 below. In the case of Units settled by delivery of Common Stock, Mattel shall (a) issue or cause to be delivered to the Holder one or more stock certificates representing such shares, or (b) cause a book entry for such shares to be made in the name of the Holder.

6.    Code Section 409A. Mattel believes that the Units do not constitute “deferred compensation” within the meaning of Section 409A of the Code. If Mattel determines after the Grant Date that an amendment to this Grant Agreement is necessary or advisable to ensure that the Units will not be subject to Section 409A, or alternatively to ensure that they comply with Section 409A, it may make such amendment, effective as of the Grant Date or at any later date, without the consent of the Holder.

7.    Tax Withholding. The Company shall withhold from the cash and/or Common Stock deliverable in settlement of the Units, an amount necessary to satisfy the income taxes, social taxes, payroll taxes and other taxes required to be withheld in connection with such vesting and settlement. If such payment is in the form of shares of Common Stock deliverable on the Settlement Date, the Fair Market Value of such shares on the Settlement Date shall not exceed the sums necessary to pay the tax withholding based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income, rounded up to the nearest whole number of shares (unless higher withholding is permissible without adverse accounting consequences to Mattel). If any such taxes are required to be withheld at a date earlier than the Settlement Date, then notwithstanding any other provision of this Grant Agreement, the Company may (a) satisfy such obligation by causing the forfeiture of a number of Units having a Fair Market Value on such earlier date equal to the amount necessary to satisfy the minimum required amount of such withholding (unless higher withholding is permissible without adverse accounting consequences to Mattel), or (b) make such other arrangements with the Holder for such withholding as may be satisfactory to the Company in its sole discretion. The Company may, in its discretion, withhold any amount necessary to pay the applicable taxes from the Holder’s regular salary/wages or any other amounts payable to the Holder, with no withholding of shares of Common Stock, or may require the Holder to submit payment equivalent to the minimum taxes required to be withheld

(unless higher withholding is permissible without adverse accounting consequences to Mattel) by means of certified check, cashier’s check or wire transfer.

Further, if the Holder becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Holder acknowledges that the Company may be required to withhold or account for taxes in more than one country. In the event the withholding requirements for the applicable taxes are not satisfied, no shares of Common Stock will be issued to the Holder (or the Holder’s estate) upon vesting of the Units unless and until satisfactory arrangements (as determined by Mattel in its sole discretion) have been made by the Holder with respect to the payment of any such applicable taxes. By accepting the Units, the Holder expressly consents to the methods of withholding as provided hereunder. All other taxes related to the Units and any shares of Common Stock delivered in settlement thereof shall be the sole responsibility of the Holder.

8.    Compliance with Law.

(a) No shares of Common Stock shall be issued and delivered pursuant to a vested Unit unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with and are in full force. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

(b) If any provision of this Grant Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Grant Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Grant Agreement shall remain in full force and effect.

(c) If the Holder is a resident of or employed in a country other than the United States, the Holder agrees, as a condition to the grant of the Units, to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to this Units) in accordance with local foreign exchange rules and regulations in the Holder’s country of residence (and country of employment, if different). In addition, the Holder agrees to take any and all actions, and consents to any and all actions taken by Mattel, as may be required to allow Mattel to comply with local laws, rules and regulations in the Holder’s country of residence (and country of employment, if different). Finally, the Holder agrees to take any and all actions that may be required to comply with the Holder’s personal legal and tax obligations under local laws, rules and regulations in the Holder’s country of residence (and country of employment, if different).

(d) If the Holder is a resident of or employed in a country that is a member of the European Union, the grant of the Units and this Grant Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Units is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, Mattel, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to render it valid and enforceable to the full extent permitted under local law.

(e) Upon the issuance of shares of Common Stock in settlement of vested Units, Mattel may require the Holder to sell such shares at any time to the extent the Holder’s continued holding of such shares is prohibited under applicable law or is administratively burdensome (in which case, this Grant Agreement shall provide Mattel with the authority to issue sales instructions in relation to such shares of Common Stock on the Holder’s behalf).

9.    Assignability. The Units shall not be transferable by the Holder, other than upon the death of the Holder in accordance with such beneficiary designation procedures or other procedures as Mattel may prescribe from time to time.

10.    Certain Corporate Transactions. In the event of certain corporate transactions, the Units shall be subject to adjustment as provided in Section 17 of the Plan. In the event of a Change in Control, these Units shall be subject to the provisions of Section 18 of the Plan.

11.    No Additional Rights.

(a) Neither the granting of the Units nor their vesting or settlement shall (i) affect or restrict in any way the power of Mattel to take any and all actions otherwise permitted under applicable law, (ii) confer upon the Holder the right to continue in the employment of or performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without Cause.

(b) The Holder acknowledges that (i) this is a one-time grant, (ii) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, (iii) the Plan and the benefits the Holder may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Company, (iv) any modifications or amendments of the Plan by Mattel, or a termination of the Plan by Mattel, shall not constitute a change or impairment of the terms and conditions of the Holder’s employment with the Company, and (v) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and Mattel retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.

(c) Without limiting the generality of subsections (a) and (b) immediately above and subject to Section 3 above, if there is a Severance of the Holder, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit relating to the Units or under the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

(d) The Holder’s participation in the Plan is voluntary. The value of the Units and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Holder’s employment (and the Holder’s employment contract, if any). Any grant under the Plan, including the grant of the Units, is not part of the Holder’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

12.    Rights as a Stockholder. The Holder shall not have any rights as a stockholder with respect to any shares represented by the Units unless and until shares of Common Stock have been issued in settlement thereof.

13.    Data Privacy Consent.

(a) The Company hereby notifies the Holder of the following in relation to the Holder’s personal data and the collection, processing and transfer of such data in relation to the grant of the Units and the Holder’s participation in the Plan, pursuant to applicable personal data protection laws. The collection, processing and transfer of the Holder’s personal data is necessary for Mattel’s administration of the Plan and the Holder’s participation in the Plan, and the Holder’s denial and/or objection to the collection, processing and transfer of personal data may affect the Holder’s ability to participate in the Plan. As such, the Holder voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

(b) The Company holds certain personal information about the Holder, including (but not limited to) the Holder’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Units or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Holder’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Holder or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Holder’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Holder’s participation in the Plan.

(c) The Company will transfer Data as necessary for the purpose of implementation, administration and management of the Holder’s participation in the Plan, and the Company may further transfer Data to any third parties assisting Mattel in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Holder hereby authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Holder’s behalf to a broker or other third party with whom the Holder may elect to deposit any shares of Common Stock acquired pursuant to the Plan.

(d) The Holder may, at any time, exercise the Holder’s rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Holder’s participation in the Plan. The Holder may seek to exercise these rights by contacting the Holder’s local HR manager.

14.    Compliance with Plan. The Units and this Grant Agreement are subject to, and Mattel and the Holder agree to be bound by, all of the terms and conditions of the Plan, as it shall be amended from time to time, and the rules, regulations and interpretations relating to the Plan as may be adopted by the Committee, all of which are incorporated herein by reference. No amendment to the Plan or this Grant Agreement shall adversely affect the Units without the consent of the Holder. In the case of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan shall govern and this Grant Agreement shall be deemed to be modified accordingly.

15.    Governing Law. The interpretation, performance and enforcement of this Grant Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws. The Holder may only exercise his or her rights in respect of the Plan, the Grant Agreement and these Units to the extent that it would be lawful to do so, and Mattel would not, in connection with this Grant Agreement, be in breach of the laws of any jurisdiction to which the Holder may be subject. The Holder shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and a participation by a Holder in the Plan shall be on the basis of a warranty by the Holder that the Holder may lawfully so participate without Mattel being in breach of the laws of any such jurisdiction.

16.    No Advice Regarding Grant. Mattel is not providing any tax, legal or financial advice, nor is Mattel making any recommendations, regarding the Holder’s participation in the Plan or the Holder’s acquisition or sale of the underlying Common Stock. The Holder is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

17.    English Language. The Holder acknowledges and agrees that it is the Holder’s express intent that the Grant Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English. If the

Holder has received the Grant Agreement, the Plan or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

18.    Addendum. Notwithstanding any provision of this Grant Agreement to the contrary, the Units shall be subject to any special terms and conditions for the Holder’s country of residence (and country of employment, if different) as are set forth in the applicable addendum to the Grant Agreement (the “Addendum”). Further, if the Holder transfers residence and/or employment to another country reflected in an Addendum to the Grant Agreement, the special terms and conditions for such country will apply to the Holder to the extent Mattel determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Units and the Plan (or Mattel may establish alternative terms and conditions as may be necessary or advisable to accommodate the Holder’s transfer). Any applicable Addendum shall constitute part of this Grant Agreement.

19.    Additional Requirements. Mattel reserves the right to impose other requirements on the Units, any shares of Common Stock acquired pursuant to the Units, and the Holder’s participation in the Plan, to the extent Mattel determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Units and the Plan. Such requirements may include (but are not limited to) requiring the Holder to sign any agreements or undertakings that may be necessary or advisable to accomplish the foregoing.

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ADDENDUM TO GRANT AGREEMENT

FOR RESTRICTED STOCK UNITS UNDER THE

MATTEL, INC. AMENDED AND RESTATED 2010 EQUITY AND LONG-TERM

COMPENSATION PLAN

In addition to the terms of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan (the “Plan”) and the Grant Agreement for Restricted Stock Units (the “Grant Agreement”), the Units are subject to the following additional terms and conditions as set forth in this addendum to the extent Holder resides and/or is employed in one of the countries addressed herein (the “Addendum”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan and the Grant Agreement. To the extent the Holder transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to the Holder to the extent Mattel determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Units and the Plan (or Mattel may establish alternative terms and conditions as may be necessary or advisable to accommodate the Holder’s transfer).

Canada

1.    English Language. The following provisions apply if the Holder is a resident of Quebec:

The Holder acknowledges and agrees that it is the Holder’s express intent that the Grant Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English. If the Holder has received the Grant Agreement, the Plan or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue anglaise. Le détenteu (« Holder ») reconnaît et consent que c’est l’intention expresse du détenteur que cette convention (« Grant Agreement »), le Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, ainsi que tous les documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à toute unité d’action assujettie à des restrictions (« Units »), soit rédigés en anglais. Si le détenteur (« Holder ») reçoit cette convention (« Grant Agreement »), le Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan ou tout autre document lié aux unités d’action assujettie à des restrictions (« Units ») dans une langue autre que l’anglais, et si le sens de la version traduite est différent de la version anglaise, la version anglaise contrôlera.

China

Notwithstanding anything to the contrary in the Plan or the Grant Agreement, the following provisions will apply if the Holder is a PRC national or is otherwise determined to be subject to the requirements imposed by the State Administration of Foreign Exchange (“SAFE”) as determined by the Company:

1.    Mandatory Sale of shares of Common Stock. Upon the issuance of shares of Common Stock in settlement of vested Units, Mattel may require the Holder to sell such shares at any time to the extent the Holder’s continued holding of such shares is prohibited under applicable law or is administratively burdensome (in which case, this Grant Agreement shall provide Mattel with the authority to issue sales instructions in relation to such shares of Common Stock on the Holder’s behalf).

The Holder further agrees that Mattel is authorized to instruct its designated broker to assist with any mandatory sale of the shares of Common Stock (on the Holder’s behalf pursuant to this authorization), and the Holder expressly authorizes such broker to complete the sale of such shares of Common Stock. The Holder acknowledges that Mattel’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, Mattel agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to the Holder in accordance with applicable exchange control laws and regulations and provided any liability for taxes resulting from the vesting of the Units has been satisfied.

2.    Exchange Control Obligations. The Holder understands and agrees that, due to exchange control laws in China, the Holder will be required to immediately repatriate to China the sale of any shares of Common Stock acquired at vesting of the Units and any dividends received in relation to the shares of Common Stock. The Holder furthers understand that, under local law, such repatriation of the cash proceeds will need to be effectuated through a special exchange control account established by Mattel or a Subsidiary or Affiliate in China, and the Holder hereby consents and agrees that the proceeds from the sale of shares of Common Stock acquired under the Plan and any dividends received in relation to the shares of Common Stock may be transferred to such special account prior to being delivered to the Holder. The proceeds may be paid to the Holder in U.S. dollars or local currency at Mattel’s discretion. In the event the proceeds are paid to Holder in U.S. dollars, the Holder understands that he or she will be required to set up a U.S. dollar bank account in China and provide the bank account details to his or her employer and/or Mattel so that the proceeds may be deposited into this account. The Holder also understands and acknowledges that Mattel may face delays in distributing the proceeds to the Holder due to exchange control requirements in China. As a result, the Holder understands and acknowledges that neither Mattel nor his or her employer can be held liable for any delay in delivering the proceeds to the Holder.

If the proceeds are paid to the Holder in local currency, the Holder acknowledges that Mattel is under no obligation to secure any particular foreign exchange conversion rate and acknowledges that Mattel may face delays in converting the proceeds into local currency due to exchange control restrictions in China. The Holder agrees that Mattel cannot be held liable for any delay in delivering the proceeds to the Holder. The Holder agrees to bear any currency fluctuation risk between the time the shares of Common Stock are sold or dividends are paid and the time the (i) applicable taxes are converted to local currency and remitted to the tax authorities, and (ii) net proceeds are converted to local currency and distributed to the Holder through the special exchange control account.

The Holder agrees to sign any agreements, forms and/or consents that may be reasonably requested by Mattel (or Mattel’s designated broker) to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds. The Holder further agrees to comply with any other requirements that may be imposed by Mattel in the future in order to facilitate compliance with exchange control requirements in China.

France

1.    English Language. The Holder acknowledges and agrees that it is the Holder’s express intent that the Grant Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English. If the Holder has received the Grant Agreement, the Plan or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue anglaise. Le détenteur (« Holder ») reconnaît et accepte que c’est l’intention expresse du détenteur que la présente convention (« Grant Agreement »), le Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, ainsi que tous les documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu du droit sur des actions assujetties à des restrictions (« Units »), soient rédigés en anglais. Si le détenteur (« Holder ») reçoit la présente convention (« Grant Agreement »), le Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan ou tout autre document lié aux droits sur des actions assujetties à des restrictions (« Units ») dans une langue autre que l’anglais, et si la signification de la version traduite est différente de la version anglaise, la version anglaise prévaudra.

Hong Kong

1.    IMPORTANT NOTICE. If the Holder is a resident of Hong Kong, the following provisions apply, notwithstanding any other provision of this Grant Agreement: The contents of the Plan, the Notice, this Grant Agreement, the Addendum, the Plan and all other related materials pertaining to the Units and/or the Plan (the “Materials”) have not been reviewed by any regulatory authority in Hong Kong. The Holder is hereby advised to exercise caution in relation to the offer thereunder. If the Holder has any doubts about any of the contents of the Materials, the Holder should obtain independent professional advice.

Mexico

1.    Extraordinary Item of Compensation. The Holder expressly recognizes and acknowledges that the Holder’s participation in the Plan is a result of the discretionary and unilateral decision of Mattel, as well as the Holder’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Grant Agreement and this Addendum. As such, the Holder acknowledges and agrees that Mattel may, in its sole discretion, amend and/or discontinue the Holder’s participation in the Plan at any time and without any liability. The value of the Units is an extraordinary item of compensation outside the scope of the Holder’s employment contract, if any. The Units are not part of the Holder’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Holder’s employer.

Netherlands

1.    Waiver of Termination Rights. The Holder waives any and all rights to compensation or damages as a result of any termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) the Holder ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

Russia

1.    No Offering of Securities in Russia. The grant of the Units is not intended to be an offering of securities within the territory of the Russian Federation, and the Holder acknowledges and understands that the Holder will be unable to make any subsequent sale of the Common Stock acquired pursuant to the Units in the Russian Federation.

Spain

1.    Severance for Cause. Notwithstanding anything to the contrary in the Plan or the Grant Agreement, “Cause” shall be defined in the Plan, irrespective of whether the Severance is or is not considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

2.    Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. In accepting the Units, the Holder acknowledges that the Holder consents to participation in the Plan and have received a copy of the Plan. The Holder understands that Mattel has unilaterally, gratuitously and in its sole discretion granted the Units under the Plan to individuals who may be employees of Mattel or its Subsidiaries and Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind Mattel or any of its Subsidiaries or Affiliates on an ongoing basis. Consequently, the Holder understands that the Units are granted on the assumption and condition that the Units and the shares of Common Stock acquired upon vesting of the Units shall not become a part of any employment contract (either with Mattel or any of its Subsidiaries or Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Holder understands that this grant would not be made to the Holder but for the assumptions and conditions referenced above. Thus, the Holder acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Units shall be null and void.

The Holder understands and agrees that, as a condition of the grant of the Units and unless otherwise provided in the Grant Agreement, the unvested portion of the Units as of the date of the Holder’s Severance will be forfeited without entitlement to the underlying shares of Common Stock or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. The Holder acknowledges that the Holder has read and specifically accepts the conditions referred to in the Grant Agreement regarding the impact of a Severance on the Holder’s Units.

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